Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-227879) filed on Form S-3 by Global Self Storage, Inc. of our report dated November 19, 2019, relating to our audit of the Historical Summary of Revenue and Direct Operating Expenses of the self-storage property located in West Henrietta, New York, for the year ended December 31, 2018, included in this Current Report on Form 8-K.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 19, 2019